Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401

LABCORP® ANNOUNCES PROPOSED SALE OF
$250 MILLION IN SENIOR NOTES DUE 2015

Burlington, NC, December 8, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it plans to sell up to $250 million aggregate principal amount of Senior Notes due 2015, pursuant LabCorp’s new shelf registration statement. The Notes will be senior unsecured obligations and will rank equally with all of LabCorp’s other existing and future senior unsecured debt.

LabCorp intends to use the net proceeds of the senior notes, together with cash on hand, to repay borrowings under its senior credit facility which will be used to repurchase shares of LabCorp’s common stock.

The sole book-running manager of the offering is Banc of America Securities LLC. Lehman Brothers, Inc. shall be the co-manager for the offering. A copy of the prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001 or by calling 1-800-294-1322 or e-mailing dg-prospectus-distribution@bofasecurities.com.

About LabCorp
Laboratory Corporation of America Holdings and its subsidiaries, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2004 net revenues. Through its national network of laboratories, the Company offers a broad range of clinical laboratory tests which are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, the Company has developed specialty and niche businesses based on certain types of specialized testing capabilities and client requirements, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics and clinical research trials.